IF BANCORP, INC.
DIRECTOR RESTRICTED STOCK AWARD AGREEMENT

THIS DIRECTOR RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”), dated and effective as of _______________ (the "Effective Date") by and between IF Bancorp, Inc., a Maryland corporation (the "Company"), and ____________________ (the "Grantee"), is entered into as follows:

WHEREAS, the Company has adopted the IF Bancorp, Inc. 2012 Equity Incentive Plan (the "Plan"), pursuant to which the Company may grant Restricted Stock;

WHEREAS, the Company desires to grant to the Grantee the number shares of Restricted Stock provided for herein;

NOW, THEREFORE, in consideration of the recitals and the mutual agreements herein contained, the parties hereto agree as follows:

1.	Incorporation of Plan; Capitalized Terms.

The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Administrator shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Grantee and his/her legal representative in respect of any questions arising under the Plan or this Agreement.

2.	Grant of Restricted Stock Award.

The Company hereby grants to the Grantee _________________ shares of Restricted Stock (the "Award") on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan.

3.	Issuance of Stock.

As soon as practicable after the grant, the Company shall cause the Restricted Stock Award to be issued in the Grantee's name. The Stock shall be held in the custody of the Company or its designee for the Grantee's account. The Restricted Stock shall be subject to the restrictions described herein. The Restricted Stock shall bear appropriate legends with respect to the restrictions described herein.  Notwithstanding the foregoing, the Company may in its sole discretion issue Restricted Stock in any other approved format (e.g., electronically) in order to facilitate the paperless transfer of such Awards.  In the event, Restricted Stock is not issued in certificate form, the Company and the transfer agent shall maintain appropriate bookkeeping entries that evidence the Grantee’s ownership of such Award.

4.	Vesting.

The interest of the Grantee in the Restricted Stock shall vest at the rate of ten percent (10%) annually, on each annual anniversary of the date of grant, and conditioned upon the Grantee's continued Service to the Company as of such vesting date.  For purposes of vesting, continued Service as a director emeritus or advisory director shall constitute Service.

5.	Restrictions.

a.
No portion of the Restricted Stock or rights granted hereunder may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the Grantee until such portion of the Restricted Stock becomes vested in accordance with Section 4 of this Agreement. The period of time between the date hereof and the date all Restricted Stock becomes vested is referred to herein as the "Restriction Period."

b.
Subject to the exceptions set forth in Section 8 of this Agreement, if the Grantee's Service to the Company is terminated for any reason, the balance of the Restricted Stock subject to the provisions of this Agreement which has not vested at the time of the Grantee's termination of Service shall be forfeited by the Grantee, and ownership transferred back to the Company.

6.	Grantee Shareholder Rights.

During the Restriction Period, the Grantee shall have all the rights of a shareholder with respect to the Restricted Stock except for the right to transfer the Restricted Stock, as set forth in Section 5 of this Agreement. Accordingly, the Grantee shall have the right to vote the Restricted Stock and to receive any cash dividends paid to or made with respect to the Restricted Stock, provided, however, that dividends paid, if any, with respect to that Restricted Stock which has not vested at the time of the dividend payment shall be held in the custody of the Company and shall be subject to the same restrictions that apply to the corresponding Restricted Stock.

7.	Adjustments for Corporate Transactions.

 This Restricted Stock Award, including the number of shares subject to the Restricted Stock Award, will be adjusted upon the occurrence of the events specified in, and in accordance with the provisions of, Section 3.3 of the Plan.

8.	Effect of Termination of Service

a.
Upon a Participant’s Termination of Service for any reason other than due to Disability or death, any Restricted Stock Award that has not vested as of the date of Termination of Service shall expire and be forfeited.

b.
Upon Termination of Service for reason of Disability or death all Restricted Stock Awards shall vest as to all shares subject to an outstanding Award, whether or not otherwise immediately vested, at the date of Termination of Service.

c.	At the time of an Involuntary Termination of Service as a Director following a Change in Control, all Restricted Stock Awards then held by the Participant shall be fully earned and vested immediately.

9.	Taxes.

The Grantee shall be liable for any and all taxes, including withholding taxes, arising out of this grant or the vesting of Restricted Stock hereunder.  The Company may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Restricted Stock granted under the Plan, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to a Grantee, and/or (ii) requiring a Grantee to pay to the Company or any of its Subsidiaries the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Stock.

10.	Miscellaneous.

a.
The Company shall not be required (i) to transfer on its books any shares of Restricted Stock which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

b.	The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

c.	Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Grantee at his address then on file with the Company.

d.	This Agreement shall not be construed so as to grant the Grantee any right to remain in the employ of the Company.

e.	The parties agree that the Company shall have no further obligation to the Grantee relating to the grant of Restricted Stock except as stated herein.

f.	This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective on the date first set above.

GRANTEE                                                                                  IF BANCORP, INC.

___________________________________             By: __________________________________

                                                                                          Title: ________________________________